Exhibit 99.1
Lennox International appoints Todd J. Teske to board of directors
     (DALLAS, July 25) — Lennox International Inc. announced the appointment of Todd J. Teske as a member of its board of directors, effective July 22, 2011. Mr. Teske is currently Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation, a world leader in gasoline engines for outdoor power equipment, portable generators, and lawn and garden powered equipment and related accessories. He earned his BAA in Accounting from the University of Wisconsin —Oshkosh and his MBA from the Kellogg Graduate School of Management at Northwestern University.
     “We’re excited to welcome Todd Teske as a member of the board of directors of Lennox,” said Rich Thompson, LII chairman. “He brings with him significant experience in the areas of manufacturing, accounting, finance and mergers and acquisitions and we expect him to make valuable contributions to the LII board.”
     Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at http://www.lennoxinternational.com or by contacting Cynthia Baker, director, communications and public relations, at 972-497-7456.